Exhibit 10.9

SEPARATION AND SERVICES AGREEMENT

This Separation and Services Agreement (this “Agreement”) is entered into effective as of January 2, 2018 by and between Entravision Communications Corporation, a Delaware corporation (the “Company”) and Mario M. Carrera, an individual (“Contractor”).

1.Termination of Employment Relationship; Term. The parties acknowledge that Contractor’s employment with the Company terminated effective as of January 2, 2019 (the “Employment Termination Date”) and after such date Contractor’s relationship with the Company will be governed by this Agreement.  From and after the Employment Termination Date, Contractor will serve as an independent contractor of the Company until April 2, 2019 (the “Service Termination Date”), and the term of the Agreement will be the period of time from the Employment Termination Date through and including the Service Termination Date (the “Term”).

2.Consideration.  In full consideration, and as a material inducement for Contractor’s agreement to execute this Agreement, including the releases provided herein and the Services to be provided by Contractor pursuant to Section 3, the Company will provide the following consideration:

a.Bonus Compensation.  The Company will pay to Contractor a discretionary annual bonus in respect of his employment services during 2018, with the amount of such bonus to be determined in the sole discretion of the Company and the Company’s Compensation Committee of the Board of Directors; any such bonus will be paid by the Company no later than March 15, 2019 and will be subject to any applicable tax withholdings.

b.RSU vesting.  The Company previously granted equity incentive grants to Contractor currently consisting of 37,500 unvested restricted stock units scheduled to vest on December 31, 2019 and December 31, 2020 (the “RSUs”).  As of the Effective Date, Contractor will be entitled to receive shares of Class A common stock of the Company resulting from the vesting of the RSUs (which will be delivered as soon as practicable following execution of this Agreement), subject to any applicable tax withholdings.  Except as provided in this subsection, all other outstanding equity incentive grants held by Contractor shall automatically expire in accordance with their terms.

c.Monthly Services Fee.  Beginning on January 3, 2019 through April 2, 2019, the Company will pay to Contractor an aggregate amount equal to $131,325.00, payable in monthly installments of $43,775.00 in arrears on the monthly anniversary of the Employment Termination Date for a period of three months, subject to any applicable tax withholding and otherwise in accordance with the Company’s customary payment practices.

d.COBRA.  Beginning on the Employment Termination Date through December 31, 2019, the Company will pay the costs and expense of COBRA benefits for which Contractor is eligible as permitted under each applicable Company benefit plan and under applicable federal or state law; provided, however, that the Company will have no further obligation under this subsection in the event that during the Term Contractor obtains employment with respect to which Contractor is eligible for such benefits.

e.Relocation Expenses.  The Company will reimburse Contractor for Contractor’s reasonable relocation expenses for transportation of household goods and travel expenses for Contractor and his immediate family from the Los Angeles metropolitan area to Colorado, in an amount up to $8,000 and subject to Contractor submitting applicable backup documentation to the Company.

f.Cell phone and Laptop computer.  Contractor will be entitled to retain his cell phone and laptop computer previously provided by the Company.

Contractor will not be entitled to any other consideration of any kind or nature.  Contractor agrees that the items provided in this Section 2 constitute reasonable and sufficient consideration for entering into this Agreement, including the releases contained herein.

Employee has entered into that certain Entravision Communications Corporation Employee Covenants Agreement dated as of January 2, 2018 (the “Covenants Agreement”), and Employee acknowledges and agrees that the Covenants Agreement will remain in full force and effect in accordance with its terms.

3.Services.  During the Term, the Company may from time to time contact Contractor, and Contractor will be available to consult with the Company, with any specific number of hours or specific tasks to be mutually agreed upon by the Company and Contractor (the “Services”).

4.Intentionally Omitted.

5.Releases.  In consideration of the Company’s agreement to provide the consideration set forth above, Contractor, for himself/herself, his/her past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, employees, predecessors, affiliates, successors, insurers, and representatives fully and unconditionally releases the Company and all of its past and present respective stockholders, directors, officers, employees, attorneys, transferees, administrators, agents, representatives, successors, predecessors, insurers, assigns, subsidiaries, parents and affiliated companies from and against any and all alleged claims, liabilities, charges, civil actions or other claims of payment, benefits or obligations of any kind, whether the facts underlying the claim are known or unknown, from the beginning of time to the execution of this Agreement, including, without limitation, claims under the National Labor Relations Act, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C. §1981, or any state counterparts of the above laws, each as may be amended from time to time, or any other claims or causes of action under common law, contract or statute, now or hereafter recognized, including, without limitation, any and all employment discrimination or retaliation claims, tort claims, contract claims, wage claims, bonus claims, commission claims, stock option claims, wrongful termination claims, public policy claims, statutory claims, searches claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims and quantum merit claims, arising out of or accruing, directly or indirectly, during the course of or in any way related to his/her employment with, or subsequent cessation of employment with, the Company, except as expressly prohibited by law.  This release shall not be interpreted to require Contractor to waive or release Contractor’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”), or to prevent, impede or interfere with Contractor’s right to provide information to Government Agencies regarding possible legal violations without prior notice to the Company, engage in any activities protected by whistleblower statutes administered by any Government Agency or to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a Government Agency.  This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the effective date of the release.

6.It is further understood and agreed by Contractor that as a condition of this Agreement, Contractor hereby expressly waives and relinquishes any and all claims, rights or benefits that he/she may have under California Civil Code Section 1542 or any applicable similar law in the state where Contractor was employed by the Company.  California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, Contractor hereby acknowledges that he/she or his/her attorneys may hereafter discover claims or facts in addition to, or different from, those which he/she now knows or believes to exist, but that Contractor expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his/her behalf against the Company at the time of execution of this Agreement, including, without limitation, any and all claims relating to or arising from Contractor’s employment with the Company or the subsequent cessation of that employment.  Contractor further acknowledges, understands and agrees that this representation and relinquishment is essential to the Company and that this Agreement would not have been entered into were it not for this representation and relinquishment.

7.Contractor represents and warrants that he/she does not presently have any claims, charges, grievances, actions, appeals or complaints against the Company in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by the Company occurring prior to the date of this Agreement, including, without limitation, any claims arising out of the cessation of Contractor’s employment with the Company.

8.Contractor understands and agrees that this Agreement is intended to and does bar all claims Contractor has or may have for injuries, losses, damages, wages, salaries, bonuses, commissions, stock options, overtime pay, vacation pay, severance pay, benefits, costs, expenses, attorneys’ fees or any similar claims that Contractor could possibly have against the Company, and that Contractor is not entitled to receive and will not claim any such right, benefit or compensation from the Company.  Contractor further acknowledges Contractor has received all wages, bonuses, commissions, accrued vacation, compensation of any kind (other than as specifically set forth in Section 2 above) and benefits to which Contractor is entitled as a result of Contractor’s employment with the Company.

9.Contractor hereby acknowledges and agrees as follows:

(a)Contractor has had an opportunity to ask questions regarding the terms and conditions of this Agreement.

(b)Contractor is hereby advised that he/she has the right to consult with an attorney of his/her choice to review this Agreement prior to signing this Agreement, and he/she is hereby free to undertake this action.

(c)By execution of this Agreement, Contractor does not hereby waive any rights or claims that may arise after the date this Agreement is executed.

(d)The benefits and consideration received by Contractor under this Agreement exceed anything of value to which Contractor would be entitled in the absence of this Agreement.

(e)Contractor is solely responsible for any and all tax liability arising from or related to Contractor’s receipt of the consideration provided under this Agreement.

(f)Contractor recognizes that this Agreement encompasses any claim he/she might presently have for age discrimination, age harassment, or any other type of claim that he/she has been mistreated because of his/her age.  Contractor understands that he/she is waiving and releasing the Company from any such age-based claims.

(g)Contractor has been given twenty-one (21) days during which to consider this Agreement.  Contractor can waive this period and sign this Agreement at any point during this period, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily.

(h)This waiver is not effective for a period of seven (7) days following its acceptance and execution of this Agreement, during which time Contractor may revoke this Agreement in its entirety by delivering a written revocation to the Vice President of Human Resources.  In the event of such revocation, Contractor understands and agrees that this Agreement shall be deemed to be null and void and that the Company shall be excused from any obligation to Contractor under this Agreement, including, without limitation, providing the consideration described in Section 2.  The Company shall have no obligation to provide the consideration described in Section 2 until after the expiration of the seven-day period referred to in this Section.

10.Employee agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, or to any other person or entity about the Company or its affiliates.  In particular, but without any limitation of the foregoing, Employee will not disparage the Company’s to any of its current, former, or prospective customers or clients or any of its current or former employees.  Employee further represents and agrees that he/she has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present, or prospective employee of, or applicant for employment with the Company, to initiate litigation, assert any other kind of claim, or take any other kind of adverse action against the Company. Employee acknowledges that this provision constitutes a material term in this Agreement, without which Company would not enter into this Agreement.  As a result, any breach of this provision will be considered a material breach and will, among all other available remedies, excuse Company from any further obligations to Employee under this Agreement, including, without limitation, providing the consideration provided in Section 3.  This shall not be construed as a limitation of remedies, and the Company retains all rights to pursue any and all claims or actions against Employee as a result of any disparage made in violation of this paragraph or otherwise.

11.Miscellaneous.

(a)Contractor agrees not to disclose the terms and provisions of this Agreement to any persons, except to: (i) his/her attorneys; (ii) his/her immediate family members; (iii) any federal, state and local taxing authorities; or (iv) the agents responsible for the preparation of his/her tax returns.  Contractor further agrees that he/she will instruct any individuals to whom he/she makes any such disclosure to maintain the confidentiality of the terms of this Agreement.  Contractor further agrees to return any and all Company property and data in his/her possession or under his/her control to the Company within three (3) days of the execution of this Agreement, and agrees not to use or disclose any confidential or proprietary information of the Company for any reason.

(b)In the event that Contractor believes that he/she is legally obligated by statutory or regulatory requirements (including compulsory legal process) to make any disclosure with respect to the terms and provisions of this Agreement, he/she shall so notify the Company in writing immediately, and in no event less than ten (10) days prior to the date of such disclosure.  If it is not possible to do so at least ten (10) days in advance, Contractor will notify the Company’s General Counsel at (310) 447-3870 within twenty-four (24) hours of receiving notice that he/she is so obligated.  If the Company takes any action to challenge such disclosure, Contractor shall defer making such disclosure until the Company’s challenge is finally resolved, unless ordered by a court to give the information notwithstanding the Company’s challenge.

(c)Contractor understands that each covenant contained in this Agreement is a material inducement to the Company for entering into this Agreement and that, for the breach thereof, the Company will suffer irreparable harm for which damages would be an inadequate remedy.  Contractor agrees that the Company, in addition to any other remedies that may be available in law, equity or otherwise, shall be entitled to equitable relief, including injunctive relief, in the event of any breach or threatened breach of this Agreement.

(d)Contractor acknowledges and agrees that neither this Agreement, nor the Company’s offer to enter into this Agreement, should be construed as an admission that the Company has violated any law, rule or regulation applicable to Contractor.  Contractor further acknowledges and agrees that the Company expressly denies that any law, rule or regulation has been violated by its dealings with Contractor or that there is any legal liability due to Contractor.

(e)The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of California (the “Agreed Venue”) notwithstanding any conflict of laws doctrine of any state or other jurisdiction to the contrary.  All actions or proceedings existing directly or indirectly from this Agreement shall be held in the courts in the Agreed Venue, and the parties hereto hereby consent to such venue and jurisdiction of any local, state, or federal court located within the Agreed Venue.

(f)No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Contractor and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)If any provision herein is declared void or invalid by a court of competent jurisdiction, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

(h)This Agreement shall bind and inure to the benefit of and be enforceable by Contractor, the Company and their respective heirs, executors, personal representatives, guardians, successors, and permitted assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.  This Agreement is intended to be for the exclusive benefit of the parties hereto and no third parties will have any rights hereunder.

(i)This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by Contractor or the Company in breach thereof.

(j)There is no other agreement or understanding between the Company and Contractor pertaining to Contractor’s cessation of employment and/or his/her employment with the Company or the Company’s obligations to Contractor with respect to such employment, except what is set forth in this Agreement.  This Agreement sets forth the entire understanding between the parties with respect to the matters addressed herein and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

(k)This Agreement may be executed in counterpart originals and exchanged by facsimile or other electronic form, with the same legal effect as if all signatures had appeared in original handwriting on the same physical document.  No modification of or amendment to this Agreement shall be binding unless in writing and executed by all parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

Dated:	1/4/19		/s/ Mario M. Carrera
		Name:	Mario M. Carrera

ENTRAVISION COMMUNICATIONS CORPORATION

Dated:	1/4/19	By:	/s/ Mark Boelke
		Name:	Mark Boelke
		Title:	General Counsel and Secretary